NORTHEAST BANCORP
Exhibit 11. Statement Regarding Computation of Per Share Earnings

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                                         Three Months Ended  Three Months Ended
                                          December 31, 2000   December 31, 1999
                                         __________________  __________________
EQUIVALENT SHARES:

Weighted Average Shares Outstanding             2,672,650           2,774,885

Total Diluted Shares                            2,677,625           2,788,188

Net Income                               $        908,574    $        836,744

Basic Earnings Per Share                 $           0.34    $           0.30

Diluted Earnings Per Share               $           0.34    $           0.30



                                          Six Months Ended    Six Months Ended
                                          December 31, 2000   December 31, 1999
                                         __________________  __________________
EQUIVALENT SHARES:

Weighted Average Shares Outstanding             2,676,111           2,772,662

Total Diluted Shares                            2,684,346           2,792,661

Net Income                               $      1,791,847    $      1,638,465

Basic Earnings Per Share                 $           0.67    $           0.59

Diluted Earnings Per Share               $           0.67    $           0.59

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